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                                                             EXHIBIT (j)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 7, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report of the LB Series Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectus and under the heading "Independent Accountants" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 20, 2001